Exhibit 10.8

The following current executive officers have entered into Executive Severance Agreements with the Company in the form filed herewith. The information listed below is inserted into the blanks for the respective executive officer’s Executive Severance Agreement.

	Salary Multiplier Rate	Termination Period	Change of Control Continuation Period
	(Section 4(a)(4))	(Section 1(n))	(Section 2)

Joelle Grunberg	2	2 years	24 months
Kyle L. Hanson	2	2 years	24 months
Brendan L. Hoffman	2	2 years	24 months
Chris E. Hufnagel	2	2 years	24 months
Michael Jeppesen	2	2 years	24 months
Amy M. Klimek	2	2 years	24 months
Michael D. Stornant	2	2 years	24 months